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                                               Exhibit 11.1
                                   COUNTRYWIDE CREDIT INDUSTRIES, INC.
                          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                                                    Three Months
                                                                                    Ended May 31,
                                                                                 1996           1995
                                                                           ---------------- -----------------
                                                                           (Dollar amounts in thousands,
                                                                                except per share data)
Primary

   Net earnings applicable to common stock                                      $60,624           $36,176
                                                                           ================ =================


   Average shares outstanding                                                   102,316            91,440
   Net effect of dilutive stock options --
     based on the treasury stock method
     using average market price                                                   1,894             1,243
                                                                           ---------------- -----------------

       Total average shares                                                     104,210            92,683
                                                                           ================ =================

   Per share amount                                                               $0.58             $0.39
                                                                           ================ =================


Fully diluted

   Net earnings applicable to common stock                                      $60,624           $36,176
                                                                           ================ =================


   Average shares outstanding                                                   102,316            91,440
   Net effect of dilutive stock options --
     based on the treasury stock method using
     the closing market price, if higher than
     average market price.                                                        2,110             1,409
                                                                           ---------------- -----------------

       Total average shares                                                     104,426            92,849
                                                                           ================ =================

   Per share amount                                                               $0.58             $0.39
                                                                           ================ =================

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